EXHIBIT 10.1

AMENDMENT TO LICENSE AGREEMENT

This Amendment Agreement is entered into this 6th day of May 2008 by and between CTI Industries Corporation ("CTI"), a corporation organised and existing under the laws of the State of Illinois and Rapak LLC ("Rapak"), an Illinois limited liability company.

RECITALS

WHEREAS CTI and Rapak entered into a license agreement dated April 28, 2006 ("License Agreement") and

WHEREAS CTI and Rapak now wish to amend the License Agreement upon the terms and conditions set out below:

IT IS HEREBY AGREED AS FOLLOWS:

1.	Definitions in the License Agreement shall equally apply to this Amendment Agreement.

2.	The following amendments are made to the License Agreement and are effective from the date of this Amendment Agreement:

2.1
Clause 1.5: the definition of "Field of Use" shall be amended by adding the following at the end of the definition "but excluding pouches or bags for consumer or home storage use which includes, without limitation, products manufactured and sold by CTI under the brand "Zip Vac ™";

2.2	Clause 2.2: the references to "October 31, 2008" and "November 1, 2008" shall be amended to "October 31, 2011" and "November 1, 2011" respectively;

2.3
Clause 3.1 shall be amended to read as follows:
"The parties agree that Section 2.1 of the 2002 Supply Agreement is amended to provide for Rapak to commit to purchase from CTI not less than 75% of Rapak's production requirements for Film for the remainder of the current renewal term and additional renewal terms of the 2002 Supply Agreement to October 31, 2011. Rapak's obligation to buy not less than 75% of its Film requirements will be determined on a calendar quarterly basis. The 2002 Supply Agreement shall be renewed for the period from November 1, 2008 to October 31, 2011. From and after November 1, 2011, for so long as the 2002 Supply Agreement shall continue in effect, Rapak shall purchase from CTI, subject to the provisions of Section 3.3 hereof, 75% of its requirements for Film, determined on a calendar quarterly basis.";

2.4	Clause 3.3.1: the reference to "October 31, 2008" shall be amended to read "October 31, 2011";

2.5	Clause 6: the following provisions are inserted as new Clause 6 of the License Agreement and the pre-existing Clause 6 and subsequent clauses are renumbered as Clause 7 et seq respectively:

"In exchange for Rapak maintaining a minimum level of 60,000 lbs per week (as averaged over a calendar quarter) of all laminate structure purchases from CTI, CTI will reduce the price of Film by $0.01/msi effective from the date of execution of this Agreement and will further reduce the price of Film by $0.005/msi effective from the date 18 months after the execution of this Amendment Agreement.

"If additional cost reductions in Film can be achieved through mutual development and approval of changes to the process, structure or materials over and above the reductions noted above, CTI will share these reductions on a 50/50 basis with Rapak for the remainder of the duration of the License Agreement."

3. The other provisions of the License Agreement shall remain unaffected.

IN WITNESS WHEREOF the parties have executed this Amendment Agreement as of the day and year first above written.

CTI Industries Corporation

By	/s/ Howard W. Schwan
Authorised Officer

Rapak LLC

By	/s/ Mark A. Smith
Authorised Officer